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                                      HEALTH AND RETIREMENT PROPERTIES TRUST

                                                   Exhibit 12.1
                                     Computation of Earnings to Fixed Charges
                                              (dollars in thousands)



                                                                    YEARS ENDED DECEMBER 31,                         Qtr. Ended
                                                 ----------------------------------------------------------------     March 31,
                                                  1992          1993          1994          1995         1996            1997
                                                  ----          ----          ----          ----         ----            ----

EARNINGS:

INCOME BEFORE GAIN ON SALE OF
PROPERTIES AND
EXTRAORDINARY ITEMS                            $ 27,243       $ 37,738      $ 57,578      $ 61,760      $ 77,164      $ 19,399
ADJUSTMENT FOR FIXED CHARGES                     10,419         66,529        10,096        26,218        23,279         8,167
                                               --------       --------      --------      --------      --------      --------
         TOTAL EARNINGS                        $ 37,662       $ 44,267      $ 67,974      $ 87,978      $100,443      $ 27,566

FIXED CHARGES:

INTEREST EXPENSE                               $  9,466       $  6,217      $  8,965      $ 24,274      $ 22,545      $  7,848
AMORTIZATION                                        953            312         1,131         1,944           734           319
                                               --------       --------      --------      --------      --------      --------
         TOTAL FIXED CHARGES                   $ 10,419       $  6,529      $ 10,096      $ 26,218      $ 23,279      $  8,167
RATIO OF EARNINGS TO FIXED
CHARGES                                             3.6            6.8           6.7           3.4           4.3           3.4



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